Exhibit 99.1

For Immediate Release

Ruth’s Hospitality Group, Inc. Reports Third Quarter 2016 Financial Results

– Company-owned Comparable Restaurant Sales Increased 2.1% –

WINTER PARK, Fla.—(BUSINESS WIRE)—October 28, 2016—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its third quarter ended September 25, 2016 and announced a quarterly cash dividend of $0.07 per share to be paid in the fourth quarter.

Highlights for the third quarter of 2016 compared to the third quarter of 2015 were as follows:

●

The Company reported net income of $3.6 million, or $0.11 per diluted share, in the third quarter of 2016 compared to net income of $2.6 million, or $0.08 per diluted share, in the third quarter of 2015.

-	Income from continuing operations was $3.5 million, or $0.11 per diluted share, compared to income from continuing operations of $2.6 million, or $0.08 per diluted, share in the third quarter of 2015.
-

Net income in the third quarter of 2016 included a non-recurring $335 thousand benefit related to the settlement of disputed rent charges from 2006 through 2015 for a leased Company restaurant, which were incurred in the second quarter of 2016.

-

Excluding the previously noted benefit and results from discontinued operations, non-GAAP diluted earnings per common share were $0.10 in the third quarter of 2016 compared to $0.08 in the third quarter of 2015. The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance. Investors are advised to see the attached Reconciliation of non-GAAP Financial Measure table for additional information.

●	During the third quarter the Company repurchased 553 thousand shares of common stock under its current share repurchase program.
●	One Company-owned Ruth’s Chris Steak House restaurant opened in the third quarter of 2016, in El Paso, TX.

Michael P. O'Donnell, Chairman and Chief Executive Officer of Ruth's Hospitality Group, Inc., noted, “I am pleased to report earnings per share of $0.11 in the quarter driven by top line growth, a favorable commodity environment, and our balanced shareholder return strategy. We have also seen improvement in our restaurant level margins driven by favorable food costs and the hard work of our team members to control operating costs. We believe our operational focus, along with our strategy of reinvesting in our core operations, driving disciplined growth, and returning excess capital, continues to be a formula for delivering long term value to our shareholders.”

O’Donnell added, “During the third quarter, we opened our newest Ruth’s Chris Steak House, in El Paso, TX. The restaurant’s comfortably elegant atmosphere is enhanced by a large open bar and an outdoor patio with beautiful city views. I am pleased with the early success of this restaurant and the focus of our team members as they were profitable in their very first month of operation.”

Review of Third Quarter 2016 Operating Results

Total revenues in the third quarter of 2016 were $83.8 million, an increase of 4.3% compared to $80.3 million in the third quarter of 2015.

Company-owned Sales

●	For the third quarter of 2016, Company-owned comparable restaurant sales increased 2.1%, which consisted of an average check increase of 3.6%, offset by a traffic decrease of 1.5%.
●	Average unit weekly sales were $89.8 thousand in the third quarter of 2016, compared to $87.7 thousand in the third quarter of 2015.
●

68 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the third quarter of 2016, compared to 66 Ruth’s Chris Steak House restaurants at the end of the third quarter of 2015. Total operating weeks for the third quarter of 2016 increased to 877 from 858 in the third quarter of 2015.

Franchise Income

●	Franchise income in the third quarter of 2016 was flat year-over-year at $3.9 million.
●	80 franchisee-owned restaurants were open at the end of the third quarter of 2016 compared to 79 at the end of the third quarter of 2015.

Operating income in the third quarter of 2016 increased 34.8% to $5.6 million, compared to $4.2 million in the third quarter of 2015. As a percentage of total revenues, operating margin increased 150 basis points year-over-year to 6.7%. Third quarter 2016 results included a non-recurring $335 thousand benefit related to the settlement of the disputed rent charges from 2006 through 2015 for a leased Company restaurant, which were incurred in the second quarter of 2016 for $465 thousand.

●

Food and beverage costs, as a percentage of restaurant sales, decreased 140 basis points in the third quarter of 2016 to 30.1%, primarily driven by a 3.5% increase in average check and a 6.3% decline in total beef costs.

●

Restaurant operating expenses, as a percentage of restaurant sales, decreased 80 basis points in the third quarter of 2016 to 51.5%, due to the previously noted benefit for disputed rent costs and leverage from higher sales.

●	General and administrative expenses, as a percentage of total revenues, decreased 50 basis points in the third quarter of 2016 to 8.8% driven primarily by a decrease in performance based compensation.
●

Pre-opening costs were $0.6 million in the third quarter of 2016 compared to $0.1 million in the third quarter of 2015 driven by a new restaurant opening in El Paso, TX during the third quarter of 2016 as well pre-opening rent costs related to early 2017 restaurant openings.

Share Repurchase Program and Debt

During the third quarter of 2016, the Company repurchased 553 thousand shares of common stock under its current share repurchase program for approximately $8.3 million, or an average price of $15.01 per share. Since the beginning of 2014, the Company has repurchased an aggregate of 5.2 million shares for approximately $79.1 million under the current and prior share repurchase programs.

At the end of the third quarter of 2016, the Company had $38 million in debt outstanding under its senior credit facility.

Quarterly Cash Dividend

Subsequent to the end of the third quarter of 2016, the Company’s Board of Directors approved the payment of a quarterly cash dividend to shareholders of $0.07 per share. This dividend will be paid on November 23, 2016 to shareholders of record as of the close of business on November 10, 2016, and represents a 17% increase from the quarterly cash dividend paid in November of 2015.

Development Update

During the third quarter, the Company opened one new Ruth’s Chris Steak House restaurant in El Paso, TX. Subsequent to the end of the third quarter of 2016, the Company signed an agreement to operate a new restaurant in Tulsa, OK which is expected to open in the first quarter of 2017. This restaurant will be located in the River Spirit Casino and is under an operating agreement, similar to our Cherokee, NC restaurant. New Ruth’s Chris Steak House restaurants in Cleveland, OH and Waltham, MA are expected to open during the first quarter of 2017. As a result of early 2017 restaurant openings, we expect higher year over year pre-opening costs in the fourth quarter of 2016.

Subsequent to the end of the third quarter of 2016, new franchised restaurants opened in Odenton, MD and Greenville, SC. As a result of the opening of the new Odenton, MD restaurant, one of the franchised locations in downtown Baltimore, MD is expected to close in the fourth quarter of 2016. Franchisees are currently expected to complete the relocation of restaurants in Huntsville, AL in the fourth quarter of 2016, and Mississauga, Canada during the first half of 2017.

Financial Outlook

Based on current information, Ruth's Hospitality Group, Inc. is reaffirming its full year 2016 outlook, and revising expectations of the full year share count for recent repurchases, as follows:

●	Food and beverage costs of 29.0% to 31.0% of restaurant sales
●	Restaurant operating expenses of 47.0% to 49.0% of restaurant sales
●	Marketing and advertising costs of 2.9% to 3.1% of total revenues
●	General and administrative expenses of $28.5 million to $30.5 million
●	Effective tax rate of 32% to 34%
●	Capital expenditures of $28 million to $30 million
●	Fully diluted shares outstanding of 32.0 million to 32.5 million (exclusive of any future share repurchases under the Company's share repurchase program)

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer you to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact our financial outlook and our future operating results and financial condition.

Conference Call

The Company will host a conference call to discuss third quarter 2016 financial results today at 8:00 AM Eastern Time. Hosting the call will be Michael P. O’Donnell, Chairman and Chief Executive Officer, and Arne G. Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 719-325-2330. A replay will be available one hour after the call and can be accessed by dialing 858-384-5517; the password is 1595138. The replay will be available until November 4, 2016. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 145 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “targeting,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Similarly, statements herein that describe the Company’s objectives, plans or goals, including with respect to new restaurant openings, capital expenditures and the impact of healthcare inflation and minimum wage legislation, also are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by the Company’s forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; a material failure, interruption or security breach of the Company’s information technology network; repeal or reduction of the federal FICA tip credit; unexpected expenses incurred as a result of the sale of the Mitchell’s Restaurants; the Company’s ability to protect its name and logo and other proprietary information; an impairment in the financial statement carrying value of our goodwill, other intangible assets or property; the impact of litigation; the restrictions imposed by the Company’s Amended and Restated Credit Agreement; and changes in, or the discontinuation of, the Company’s quarterly cash dividend payments or share repurchase program. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2015, which is available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. You should not assume that material events subsequent to the date of this press release have not occurred.

Unless the context otherwise indicates, all references in this report to the “Company,” “Ruth’s,” “we,” “us”, “our” or similar words are to Ruth’s Hospitality Group, Inc. and its subsidiaries. Ruth’s Hospitality Group, Inc. is a Delaware corporation formerly known as Ruth’s Chris Steak House, Inc., and was founded in 1965.

Investor Relations

Fitzhugh Taylor (203) 682-8261

ftaylor@icrinc.com

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Preliminary and Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended		39 Weeks Ended
	September 25,	September 27,	September 25,	September 27,
	2016	2015	2016	2015

Revenues:
Restaurant sales	$78,760	$75,249	$261,941	$253,085
Franchise income	3,928	3,965	12,463	12,103
Other operating income	1,086	1,078	3,914	3,497
Total revenues	83,774	80,292	278,318	268,685

Costs and expenses:
Food and beverage costs	23,723	23,709	78,022	77,971
Restaurant operating expenses	40,549	39,321	127,026	121,286
Marketing and advertising	2,546	2,312	7,134	6,352
General and administrative costs	7,346	7,442	22,068	21,334
Depreciation and amortization expenses	3,435	3,241	9,907	9,347
Pre-opening costs	574	112	1,665	627
Total costs and expenses	78,173	76,137	245,822	236,917

Operating income	5,601	4,155	32,496	31,768

Other income (expense):
Interest expense, net	(333)	(188)	(799)	(588)
Other	(92)	9	60	40

Income from continuing operations before income tax expense	5,176	3,976	31,757	31,220
Income tax expense	1,668	1,338	10,410	10,145

Income from continuing operations	3,508	2,638	21,347	21,075
Income (loss) from discontinued operations, net of income taxes	75	(73)	(94)	(582)
Net income	$3,583	$2,565	$21,253	$20,493

Basic earnings (loss) per common share:
Continuing operations	$0.11	$0.08	$0.67	$0.62
Discontinued operations	-	-	-	(0.02)
Basic earnings per share	$0.11	$0.08	$0.67	$0.60

Diluted earnings (loss) per common share:
Continuing operations	$0.11	$0.08	$0.66	$0.61
Discontinued operations	-	-	-	(0.02)
Diluted earnings per share	$0.11	$0.08	$0.66	$0.59

Shares used in computing net income (loss) per common share:
Basic	31,305,952	33,989,364	32,023,814	34,183,137
Diluted	31,737,036	34,338,440	32,437,142	34,537,553

Dividends declared per common share	$0.07	$0.06	$0.21	$0.18

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain items and losses from discontinued operations. We exclude the impact of the loss from discontinued operations and restaurant closing costs because these items are not reflective of the ongoing operations of our business, and we exclude the impact of rent dispute costs because the accrual and the benefit from the favorable settlement was taken as a result of a dispute with a landlord related to rent costs in prior years and we do not expect to take similar accruals or benefits in the future. This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to diluted earnings per share as calculated in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measure - Unaudited

(Amounts in thousands, except share data)

	13 Weeks Ended		39 Weeks Ended
	September 25,	September 27,	September 25,	September 27,
	2016	2015	2016	2015
GAAP net income	$3,583	$2,565	$21,253	$20,493
GAAP Income tax expense	1,668	1,338	10,410	10,145
GAAP Income (loss) from discontinued operations	(75)	73	94	582
GAAP Income from continuing operations before income tax expense	5,176	3,976	31,757	31,220

Adjustments:
Restaurant closing costs	-	-	148	-
Accrual of prior years' rent dispute costs	(335)	-	130	-

Adjusted net income from continuing operations before income taxes	4,841	3,976	32,035	31,220

Adjusted income tax expense (1)	1,537	1,338	10,519	10,145

Non-GAAP net income	$3,304	$2,638	$21,516	$21,075

GAAP diluted earnings per common share	0.11	0.08	0.66	0.59

Non-GAAP diluted earnings per common share	0.10	0.08	0.66	0.61

Weighted-average number of common shares outstanding - diluted	31,737,036	34,338,440	32,437,142	34,537,553

(1) Adjusted income tax is calculated by multiplying the Non-GAAP adjustments by our marginal federal and state income tax rates and adding or subtracting the result to/from our GAAP income tax expense.